GLOWPOINT, INC.
CERTIFICATE OF DESIGNATIONS
Pursuant to Section 151 of the General Corporation Law of the State of Delaware
6.0% SERIES D CONVERTIBLE PREFERRED STOCK
(par value $0.0001 per share)
Glowpoint, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

The Board of Directors of the Corporation, in accordance with the resolutions of the Board of Directors of the Corporation dated September 12, 2019, the Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”), the Amended and Restated Bylaws of the Corporation (the “Bylaws”) and applicable law, adopted resolutions on such date creating a series of 1,750,000 shares of preferred stock, par value $0.0001 per share, of the Corporation designated as “6.0% Series D Convertible Preferred Stock”.

Section 1.Designation of Series and Number of Shares. The shares of such series of Preferred Stock shall be designated “6.0% Series D Convertible Preferred Stock” (the “Series D Preferred Stock”), and the authorized number of shares that shall constitute such series shall be 1,750,000 shares, which may be decreased (but not below the number of shares of Series D Preferred Stock then issued and outstanding) from time to time by the Board of Directors. Shares of outstanding Series D Preferred Stock that are purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of preferred stock of the Corporation undesignated as to series.

Section 2.Ranking. The Series D Preferred Stock will rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, (1) on a parity with each class or series of capital stock the Corporation may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Series D Preferred Stock as to payment of dividends and distributions upon liquidation, winding up or dissolution of the Corporation (collectively, the “Parity Securities”), (2) senior to Common Stock and each other class or series of capital stock the Corporation may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Series D Preferred Stock as to payment of dividends and distributions upon liquidation, winding-up or dissolution of the Corporation (the “Junior Securities”), and (3) junior to (i) the Series A-2 Preferred Stock and Series C Preferred Stock of the Corporation and (ii) each class or series of capital stock the Corporation may issue in the future the terms of which expressly provide that such class or series will rank senior to the Series D Preferred Stock as to payment of dividends and distributions upon liquidation, winding up or dissolution of the Corporation (“Senior Securities”).

Section 3.Definitions. As used herein with respect to the Series D Preferred Stock:

“Accrued Value” means, with respect to each share of Series D Preferred Stock, the sum of (i) the Original Liquidation Preference plus (ii) an additional amount equal to the dollar value of any accrued dividends on such share of Series D Preferred Stock which have not been paid in cash in accordance with the provisions of Section 4. Any increase in the Accrued Value shall take effect on the Dividend Accrual Date on which a dividend payment, or any portion thereof, is not paid in cash in accordance with the provisions of Section 4.

“Affiliate” has the meaning specified in Rule 15b-2 under the Exchange Act.

“Applicable Annual Rate” means a per annum rate equal to 6.0%.

“Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors.

“Business Day” means any day that is not Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

“Bylaws” means the Amended and Restated Bylaws of the Corporation, as may be amended from time to time.

“Certificate of Designations” means this Certificate of Designations relating to the Series D Preferred Stock, as it may be amended from time to time.

“Certification of Incorporation” shall mean the amended and restated certificate of incorporation of the Corporation, as it may be amended from time to time, and shall include this Certificate of Designations.

“Common Stock” means the Common Stock, par value $0.0001 per share, of the Corporation.

“Conversion Agent” shall mean the Transfer Agent acting in its capacity as conversion agent for the Series D Preferred Stock, and its successors and assigns or any successor Conversion Agent appointed by the Corporation.

“Conversion Condition” means the occurrence of both (i) approval of the conversion under Section 8 of this Certificate of the Series D Preferred Stock into shares of Common Stock by the holders of more than 50.0% of the issued and outstanding shares of the Corporation’s Common Stock, Series A-2 Preferred Stock and Series C Preferred Stock, voting together as a single class on an as-converted basis, present in person or by proxy, at a duly called and held meeting of the Corporation’s stockholders; and (ii) receipt of all required authorizations and approvals from the NYSE American (or any such other exchange upon which the Corporation’s securities are then listed for trading) for the listing of the Common Stock underlying the Series D Preferred Stock and the continued listing of the Corporation after the closing of the merger transaction contemplated by the Agreement and Plan of Merger, dated September 12, 2019, by and among the Corporation, Glowpoint Merger Sub II, Inc. and Oblong Industries, Inc., and conversion of the Series D Preferred Stock into shares of Common Stock.

“Conversion Date” has the meaning set forth in Section 9.

“Conversion Price” means, initially, $2.85, subject to adjustment in accordance with the provisions of Section 10 of this Certificate of Designations.

“Conversion Rate” means for each share of Series D Preferred Stock, a number of shares of Common Stock equal to the quotient of (i) the Accrued Value of such share of Series D Preferred Stock plus any accrued but unpaid dividends not included in the Accrued Value to but excluding the Conversion Date divided by (ii) the Conversion Price.

“Corporation” means Glowpoint, Inc., a Delaware corporation.

“Depositary” means DTC or its nominee or any successor depositary appointed by the Corporation.

“Dividend Accrual Date” has the meaning set forth in Section 4(b).

“Dividend Period” has the meaning set forth in Section 4(b).

“DTC” means The Depository Trust Company and its successors or assigns.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Ex-Date,” when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive such issuance or distribution.

“Holder” means the Person in whose name the shares of the Series D Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of the shares of Series D Preferred Stock for the purpose of making payment and settling any conversions and for all other purposes.

“Issue Date” means the date on which shares of the Series D Preferred Stock are first issued.

“Junior Securities” has the meaning set forth in Section 2.

“Liquidation Event” has the meaning set forth in Section 5(a).

“Mandatory Conversion Date” means the date on which each outstanding share of Series D Preferred Stock automatically converts into shares of Common Stock in accordance with the provisions of Section 8.

“Original Liquidation Preference” means, as to the Series D Preferred Stock, $28.50 per share.

“Parity Securities” has the meaning set forth in Section 2.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Record Date” has the meaning set forth in Section 4(b).

“Reference Property” has the meaning set forth in Section 11(a).

“Registrar” shall mean the Transfer Agent acting in its capacity as registrar for the Series D Preferred Stock, and its successors and assigns or any successor registrar duly appointed by the Corporation.

“Reorganization Event” has the meaning set forth in Section 11(a).

“Senior Securities” has the meaning set forth in Section 2.

“Series D Maximum Demand Conversion Portion” shall mean 93.0% of the lesser of (i) the number of shares of Series D Preferred Stock convertible into 1,022,851 shares of Common Stock (being equal to 19.9% of the Corporation’s outstanding shares of Common Stock as of the Issue Date); and (ii) the maximum number of shares of Series D Preferred Stock representing shares of Common Stock for which the NYSE American (or any such other exchange upon which the Corporation’s securities are then listed for trading) will approve for listing on such exchange without approval of the Corporation’s stockholders for the issuance thereof.

“Transfer Agent” means the Person acting as Transfer Agent and paying agent for the Series D Preferred Stock in accordance with the provisions of Section 14, and its successors and assigns, including any successor transfer agent appointed by the Corporation.

Section 4.Dividends.

(a)Subject to the provisions of the following sentence, following the first anniversary of the Issue Date, cumulative cash dividends will be payable on each outstanding share of Series D Preferred Stock when, as and if declared by the Board of Directors, at an annual rate equal to the Applicable Annual Rate of the Accrued Value of such share of Series D Preferred Stock. Notwithstanding the foregoing, to the extent the Board of Directors does not declare a dividend payment in cash in respect of all or any portion of a dividend accrued on a Dividend Accrual Date, the Accrued Value of each share of Series D Preferred Stock shall be increased by an amount equal to the dollar amount of all or such portion, as the case may be, of such dividend that would otherwise have been paid in cash on such Dividend Accrual Date had the Board of Directors declared a full cash dividend on such Dividend Accrual Date.

Any increase in the Accrued Value of the Series D Preferred Stock shall take effect on the Dividend Accrual Date on which the Corporation does not pay in cash all or any portion of the dividend accrued during the preceding Dividend Period. It is understood that where this Certificate of Designations refers to an amount including “dividends accrued and unpaid” (or language of similar import) on a share of Series D Preferred Stock as of a date, such reference shall be understood to mean the amount of dividends that would accrue if such dividends were declared by the Board of Directors on such date, calculated based on the portion of the then current Dividend Period actually elapsed as of such date.

(b)Subject to Section 4(a), dividends shall accrue and, if declared in cash, be payable annually in arrears on October 1 of each year following the first anniversary of the Issue Date (each, a “Dividend Accrual Date”) commencing on October 1, 2021. If a cash dividend is declared by the Board of Directors for a Dividend Accrual Date, such cash dividend will be payable to Holders of record as they appear in the stock register of the Corporation at the close of business on the fifteenth day of the month, whether or not a Business Day, prior to the month in which the relevant Dividend Accrual Date occurs (each, a “Record Date”). Each period from and including a Dividend Accrual Date (or (i) the first anniversary of the Issue Date or (ii) in the case of shares of Series D Preferred Stock issued subsequent to the first anniversary of the Issue Date, the date of issuance of such shares) to but excluding the following Dividend Accrual Date is herein referred to as a “Dividend Period.”

(c)Dividends payable or accrued for a Dividend Period will be computed on the basis of a 360-day year of twelve 30-day months. If a Dividend Accrual Date falls on a day that is not a Business Day, and if a cash dividend is declared by the Board of Directors for such Dividend Accrual Date, the dividend will be paid on the next Business Day as if it were paid on the Dividend Accrual Date, and no interest or other amount will accrue on the dividend so payable for the period from and after such Dividend Accrual Date to the date the dividend is paid. No interest or sum of money in lieu of interest will be paid on any dividend payment on shares of Series D Preferred Stock paid later than the scheduled Dividend Accrual Date.

(d)Dividends on the Series D Preferred Stock are cumulative. Dividends on each share of Series D Preferred Stock shall accrue daily from and after the Issue Date, whether or not earned or declared, and whether or not there are earnings or profits, surplus or other funds or assets of the Corporation legally available for the payment of dividends.

(e)Upon a conversion of the Series D Preferred Stock, the Accrued Value shall be increased by any accrued and unpaid dividends to, but excluding, the applicable Conversion Date and the number of shares of Common Stock issuable upon such conversion shall be increased in order to give effect to the related increase in the Accrued Value.

Section 5.Liquidation.

(a)In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up (a “Liquidation Event”), the Holders at the time, subject to the rights of any Senior Securities and Parity Securities, shall be entitled to receive a liquidating distribution in the amount of the greater of (i) the Accrued Value per share of Series D Preferred Stock (plus any accrued but unpaid dividends not included in the Accrued Value to, but excluding, the date of liquidation) at the time of such Liquidation Event and (ii) the value such Holder would have been entitled to receive upon such Liquidation Event if the Holder would have converted its shares of Series D Preferred Stock into shares of Common Stock immediately prior to such Liquidation Event, in each case out of assets legally available for distribution to the Corporation’s stockholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities. After payment of the full amount of such liquidating distributions, the Holders will not be entitled to any further participation in any distribution of assets by, and shall have no right or claim to any remaining assets of, the Corporation. The Corporation shall give the Holders written notice of any Liquidation Event not later than 15 days prior to the expected date of such Liquidation Event (or, if such Liquidation Event is involuntary and such prior written notice is not practicable, as early as practicable prior to the occurrence of such Liquidation Event), which notice shall set forth in reasonable detail the nature and expected timing of the Liquidation Event and the expected amount of assets of the Corporation available for distribution to holders of Common Stock and Preferred Stock.

(b)In the event the assets of the Corporation available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series D Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c)The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all the Corporation’s property or business will not constitute its liquidation, dissolution or winding up.

Section 6.Maturity. The Series D Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designations.

Section 7.Right to Convert.

(a)If the Conversion Condition does not occur on or prior to the first anniversary of the Issue Date, then, following the first anniversary of the Issue Date, the Holders of the Series D Preferred Stock may demand, pursuant to a written instrument signed by the holders of not less than half of the then-outstanding shares of Series D Preferred Stock, the conversion of a portion (not to exceed the Series D Maximum Demand Conversion Portion) of all then-outstanding shares of Series D Preferred Stock into Common Stock on a pro rata basis among all holders of Series D Preferred Stock. Series D Preferred Stock that is not converted in this manner shall remain subject to mandatory conversion under Section 8 upon the occurrence of the Conversion Condition.

Section 8.Mandatory Conversion.

(a)Upon the occurrence of the Conversion Condition, each outstanding share of Series D Preferred Stock shall automatically, without any action by the Corporation or any holder of Series D Preferred Stock, convert into shares of Common Stock at a conversion rate per share of Series D Preferred Stock equal to the then current Accrued Value of such share (plus any accrued but unpaid dividends not included in the Accrued Value to but excluding the Conversion Date) divided by the Conversion Price as of the effective date of the Conversion Condition.

Section 9.Conversion Procedures; Reservation of Shares of Common Stock.

(a)Effective immediately prior to the close of business on the Mandatory Conversion Date or any applicable Conversion Date, dividends shall no longer accrue or accumulate on any shares of Series D Preferred Stock converted on such date and such shares of Series D Preferred Stock shall cease to be outstanding, subject to the right of Holders to receive the shares of Common Stock due upon conversion.

(b)Except as provided in Section 10 hereto, no allowance or adjustment shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on the Mandatory Conversion Date or any applicable Conversion Date. Prior to the close of business on the Mandatory Conversion Date or any applicable Conversion Date, shares of Common Stock issuable upon conversion of any shares of Series D Preferred Stock shall not be deemed outstanding for any purpose, and, except as otherwise set forth in this Certificate, Holders shall have no rights with respect to the Common Stock issuable upon conversion (including voting rights and rights to receive any dividends or other distributions on the Common Stock issuable upon conversion) by virtue of holding shares of Series D Preferred Stock.

(c)Shares of Series D Preferred Stock duly converted in accordance with this Certificate of Designations will resume the status of authorized and unissued serial preferred stock, undesignated as to series and available for future issuance. The Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series D Preferred Stock, but not below the number of shares of Series D Preferred Stock then outstanding.

(d)The Person or Persons entitled to receive the Common Stock issuable upon conversion of Series D Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on the Mandatory Conversion Date or any applicable Conversion Date. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock to be issued or paid upon conversion of shares of Series D Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares in the name of the Holder and in the manner shown on the records of the Corporation.

(e)The conversion of shares of Series D Preferred Stock into shares of Common Stock will occur on the Mandatory Conversion Date or any applicable Conversion Date as follows:

(i)On the Mandatory Conversion Date, shares of Common Stock shall be issued to a Holder or its designee upon presentation and surrender of the certificate evidencing the Series D Preferred Stock to the Corporation if shares of the Series D Preferred Stock are held in certificated form, and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes. If a Holder’s interest is a beneficial interest in a global certificate representing Series D Preferred Stock, a book-entry transfer through the Depositary will be made by or at the direction of the Corporation upon compliance with the Depositary’s procedures for converting a beneficial interest in a global security.

(ii)On the date of any conversion at the option of a Holder, if a Holder’s interest is in certificated form, in order to convert Series D Preferred Stock, a Holder must:

(A)surrender the shares of Series D Preferred Stock to the Corporation;

(B)if required by the Corporation, furnish appropriate endorsements and transfer documents; and

(C)if required by the Corporation, pay all transfer or similar taxes.

If a Holder’s interest is a beneficial interest in a global certificate representing Series D Preferred Stock, in order to convert, such Holder must comply with paragraphs (B) and (C) of this clause (ii) and comply with the Depositary’s procedures for converting a beneficial interest in a global security. The date on which a Holder complies with the procedures in this clause (ii) is the “Conversion Date.” The Corporation shall deliver the shares of Common Stock due upon conversion at the option of the Holder to such converting Holder by the second Business Day following the Conversion Date.

(f)The Corporation shall at all times reserve and keep available out of its authorized by unissued Common Stock solely for the purpose of issuance upon the conversion of the Series D Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares or fractions of shares of Series D Preferred Stock. All shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and non-assessable.

Section 10.Anti-Dilution Adjustments.

(a)Without limiting any provision of Section 11, if the Corporation at any time on or after the Issue Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision of Section 11, if the Corporation at any time on or after the Issue Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 10 shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 10 occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

(b)All adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share of Common Stock. No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent thereof; provided, however, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on the Mandatory Conversion Date or any Conversion Date relating to a conversion at the option of the Holder, adjustments to the Conversion Rate will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(c)No adjustment to the Conversion Price shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series D Preferred Stock, without having to convert the Series D Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series D Preferred Stock may then be converted.

(d)The applicable Conversion Price shall not be adjusted:

(i)upon the issuance of any shares of the Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(ii)upon the issuance of any shares of the Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;

(iii)upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date;

(iv)for a change in the par value of the Common Stock; or

(v)for accumulated and unpaid dividends on the Series D Preferred Stock or for any increase in the Accrued Value.

(e)Whenever the Conversion Price is to be adjusted in accordance with Section 10, the Corporation shall as soon as practicable following the determination of the revised Conversion Price provide, or cause to be provided, a written notice to the holders of Series D Preferred Stock setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

Section 11.Reorganization Events.

(a)In the event of:

(i)any reclassification of the Common Stock into securities including securities other than the Common Stock; or

(ii)any statutory exchange of the Corporation’s securities;

(each of the foregoing events, a “Reorganization Event”) pursuant to which the Common Stock is exchanged for securities, cash or other property (“Reference Property” and the kind and amount of Reference Property received by a holder of one share of Common Stock, a “unit of Reference Property” ), the Series D Preferred Stock outstanding immediately prior to such Reorganization Event will thereafter, and without the consent of Holders, become convertible into Reference Property, and each share of Series D Preferred Stock will be convertible into a number of units of Reference Property equal to the Conversion Rate then applicable at the time of any such conversion. If holders of Common Stock are permitted to elect to receive more than one form of Reference Property in connection with a Reorganization Event, the Series D Preferred Stock shall become convertible into the Reference Property elected by a plurality of the holders of Common Stock.

(b)The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of capital stock of the Corporation received by the holders of the Common Stock in any such Reorganization Event.

(c)The Corporation shall, not later than three (3) Business Days following the date on which a definitive agreement is executed by the Corporation that would give rise to a Reorganization Event, provide written notice to the Holders of such anticipated Reorganization Event. Not later than three (3) Business Days following the date such Reorganization Event occurs, the Corporation shall provide written notice to the Holders of the occurrence of such Reorganization Event and of the kind and amount of the cash, securities or other property or assets that constitutes the Reference Property and a unit of Reference Property. Failure to deliver such notice shall not affect the operation of this Section 11. To the extent any amendments are necessary to this Certificate of Designations to effectuate the intent of this Section 11, the Corporation shall, as promptly as practicable, make such amendments.

Section 12.Voting Rights; Additional Series D Preferred Stock Provisions.

(a)Except as set forth in Section 12(b) or as required by law or by the Certificate of Incorporation, the Series D Preferred Stock will not be entitled to vote on any matter.

(b)For so long as at least twenty percent (20%) of the shares of Series D Preferred Stock issued by the Corporation are outstanding, the vote or written consent of the holders of a majority of the then-outstanding shares of Series D Preferred Stock, voting together as a single class, will be necessary for effecting or validating the following actions (whether consummated by merger, amendment, recapitalization, consolidation or otherwise):

(i)the liquidation, dissolution, or winding-up of the business and affairs of the Corporation, or the Corporation’s consent to any of the foregoing;

(ii)the amendment, altering or repeal of any provision of the Corporation’s Amended & Restated Certificate of Incorporation or Amended & Restated Bylaws or this Certificate in any manner that adversely affects the powers, preferences or rights of the Series D Preferred Stock;

(iii)creating, or authorizing the creation of, or issuance or obligation of the Corporation to issue shares of, any additional class or series of the Corporation’s capital stock, other than Common Stock;

(iv)(a) the reclassification, altering or amendment of any existing security of the Corporation that is pari passu with the Series D Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series D Preferred Stock in respect of any such right, preference, or privilege, or (ii) the reclassification, altering or amendment of any existing security of the Corporation that is junior to the Series D Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series D Preferred Stock in respect of any such right, preference or privilege;

(v)taking or approving any of the foregoing actions with respect to a subsidiary of the Corporation; or

(vi) authorizing, creating or issuing any debt security, or permitting any subsidiary to take any such action with respect to any debt security, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action, in excess of the amount outstanding or available for borrowing under the Corporation’s loan agreement with Silicon Valley Bank, would exceed $500,000.

(c)On each matter on which holders of Series D Preferred Stock are entitled to vote, each share of Series D Preferred Stock will be entitled to one vote.

Section 13.Fractional Shares.

(a)No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series D Preferred Stock.

(b)In lieu of any fractional share of Common Stock otherwise issuable upon conversion of the Series D Preferred Stock, the Holder shall be entitled to receive one full share of Common Stock.

(c)If more than one share of the Series D Preferred Stock is surrendered for conversion at one time (or within 30 days of a conversion) by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series D Preferred Stock so surrendered.

Section 14.Transfer Agent, Registrar, Paying Agent and Conversion Agent. The duly appointed Transfer Agent, Registrar, paying agent and Conversion Agent for the Series D Preferred Stock shall be a Person appointed by the Corporation, which may include the Corporation. American Stock Transfer & Trust Company, LLC will initially act as the Transfer Agent, Registrar, paying agent and Conversion Agent for the Series D Preferred Stock. The Corporation may, in its sole discretion, appoint any other Person as Transfer Agent, Registrar, paying agent and Conversion Agent for the Series D Preferred Stock.

Section 15.Tax Withholding. The Corporation may withhold tax from any payment or distribution (or deemed distribution for federal income tax purposes) made hereunder as required by law. In the case of distributions that are deemed to occur for federal income tax purposes where no cash or property is being distributed or paid to the Holder, the Corporation may, at its election, either withhold the tax from any other cash or property otherwise payable to the applicable Holder (including from any future distributions or from any Common Stock receivable by such Holder upon the conversion of the Series D Preferred Stock), or require the Holder to indemnify the Corporation for any such withholding tax, in which case the Holder shall pay the Corporation the amount of such tax within five Business Days of being requested to do so. Any amount of tax (or property) withheld by the Corporation under the terms of this Section 15 shall be promptly paid to the applicable tax authorities and shall be treated as having being paid to the applicable Holder in accordance with the terms of this Certificate of Designations.

Section 16.Lock-Up. To the extent not inconsistent with applicable law, during the period extending six (6) months following the Issue Date, no holder of Series D Preferred Stock or any underlying shares of Common Stock received by a holder of Series D Preferred Stock following any conversion of such Series D Preferred Stock, or, in each case, any other shares of the Corporation’s capital stock issued by stock dividend, stock distribution, stock split or otherwise (collectively, “Restricted Stock”), may effect any sale, distribution, pledge or other disposition (including sales pursuant to Rule 144) of any such Restricted Stock, or offer to sell, pledge or dispose, contract to sell, pledge or dispose (including any short sale), grant any option to purchase or enter into any hedging or similar transaction with the same economic effect as a sale of any such Restricted Stock, in each case, without prior written consent from the Board of Directors. For avoidance of doubt, the transfer restrictions imposed by this Section 16 shall not prohibit a conversion of Series D Preferred Stock effected in accordance with the terms of this Certificate.

Section 17.Miscellaneous. All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Corporation, to the principal executive office of the Corporation or to the Transfer Agent at its principal office in the

United States of America, or other agent of the Corporation designated as permitted by this Certificate of Designations, or (ii) if to any Holder or holder of shares of Common Stock, as the case may be, to such Holder at the address of such Holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series D Preferred Stock or the Common Stock, as the case may be), or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, GLOWPOINT, INC. has caused this Certificate of Designations to be signed by Peter Holst, its President & CEO, this 1st day of October, 2019.
GLOWPOINT, INC.
By:    /s/ Peter Holst
Name: Peter Holst
Title: President & CEO